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                                                                      EXHIBIT 21

                             List of Subsidiaries

Subsidiaries of Easy Money Holding Corporation include Easy Money of Virginia, Inc., Easy Money of NM, Inc., Easy Money of Indiana, Inc., Easy Money of CO, Inc., Easy Money of California, Inc., The Loan Alternative Corporation, Sunnybrook, Inc., Easy Money of Kentucky, Inc., Easy Money of Nevada, Inc., Easy Money of Louisiana, Inc., Easy Money of Tennessee, Inc., Easy Money of Utah, Inc., Fast Cash, Inc., Payday Check Cashing, Inc., Easy Money of KS, Inc., Easy Money Title Loans, Inc., and Loan Star Endeavors, Inc. The affiliate of Easy Money Holding Corporation is EM Holdings, Inc.